                              INTERWEST GROUP, INC.
                       12201 EAST ARAPAHOE ROAD, SUITE C10
                           ENGLEWOOD, COLORADO  80112


                                  May 14, 1996



CONFIDENTIAL
- ------------

Internet Communications Corporation
7100 East Belleview Avenue, Suite 201
Greenwood Village, Colorado  80111

          Re: Share Exchange between Internet Communications Corporation and Interwest Group, Inc.
               ----------------------------------------------------------


Gentlemen:

          This letter sets forth our mutual understanding with respect to certain principal terms of (1) the proposed share exchange (the "SHARE EXCHANGE") between Internet Communications Corporation, a Colorado corporation ("INTERNET"), and Interwest Group, Inc., a Colorado corporation ("GROUP"), in which all outstanding shares of capital stock of Interwest Communications C.S. Corporation, a Colorado corporation and a wholly-owned subsidiary of Group ("INTERWEST"), would be exchanged for shares of common stock, no par value, of Internet ("INTERNET COMMON STOCK"), such that the number of shares of Internet Common Stock issued to Group would equal 49.0% of the shares of Internet Common Stock issued and outstanding immediately following consummation of the Share Exchange, without taking into account the issuance of certain shares of Internet Common Stock after the date of this letter (including shares issuable upon conversion of the convertible promissory note of Internet referred to below) and
(2) the proposed acquisition by Group of a promissory note issued by Internet in the principal amount of $900,000 that, upon the failure of Internet to pay in full the principal amount thereof and all interest accrued thereon at the maturity thereof (whether at scheduled maturity, on the date of any required prepayment or upon acceleration), is convertible into 300,000 shares of Internet Common Stock.

          Internet and Group currently expect that the terms and conditions of any agreement with respect to the foregoing will be included in a Share Exchange Agreement, a Note and a Registration Rights Agreement (each as defined below and, collectively, with such additional documents as shall be approved by the parties, the "TRANSACTION DOCUMENTS"), each as more fully described below and containing such terms and conditions as are satisfactory to each party in its sole discretion. The transactions contemplated by any of the Transaction Documents are collectively referred to as the "TRANSACTIONS".

          1.   THE TRANSACTIONS.

               (a) SHARE EXCHANGE AGREEMENT. Internet and Group will undertake to negotiate the definitive terms of, and if they reach agreement will enter into on or before May 23, 1996, a Share Exchange Agreement (the "SHARE EXCHANGE AGREEMENT") providing for and including the following, among other things:

                       (1) the issuance and sale by Internet to Group, on a date that is not later than May 31, 1996 (the "FIRST CLOSING DATE"), at par and for cash, of a promissory note of Internet (the "NOTE") (A) in the principal amount of $900,000, (B) having a maturity on December 31, 1996, or, if earlier, the date that is 30 days after the earlier to occur of (i) the failure of the shareholders of Internet to approve the Transaction Documents and the Transactions at the Shareholders Meeting (as defined below) and (ii) the termination of the Share Exchange Agreement by Group pursuant to the terms thereof, including, without limitation, upon the breach by Internet of any representation or warranty in the Share Exchange Agreement, the determination by Group that the conditions to its obligations with respect to the Second Closing Transactions are not capable of being met by August 1, 1996, any modification or amendment of the Recommendations (as defined below) by Internet in any respect materially adverse to Group or the occurrence of a Subsequent Event (as defined below) with respect to Internet or a subsidiary, and (C) bearing interest at the rate of 8.0% per annum from the First Closing Date to and including a date that is 60 days after the First Closing Date (or, if the Second Closing Date shall then have occurred, the date that is 90 days after the First Closing Date) and the rate of 12.5% per annum thereafter, payable monthly in arrears or, upon the occurrence and during the continuation of a default under the Note, at a rate of interest 3.5% per annum greater than the rate otherwise applicable; PROVIDED that, if Internet shall fail to pay in full the principal amount of the Note and all interest accrued there on at the maturity thereof (whether at scheduled maturity, on the date of any required prepayment or, after the expiration of applicable grace periods and cure periods, upon acceleration), then, at any time during the period commencing the day after the date of such maturity of the Note (if the principal amount thereof and all interest accrued thereon shall then not have been paid in full) and ending on a date that is 45 days after the date of such maturity, Group may elect to convert the Note into 300,000 shares of Internet Common Stock (the "CONVERSION SHARES") at a price of $3.00 per share (as such number of shares and price per share may be adjusted pursuant to the terms thereof);

                       (2) the exchange, on a date that is not later than August 1, 1996 (the "SECOND CLOSING DATE"), of all the outstanding shares of capital stock of Interwest for a number of shares of Internet Common Stock issued by Internet (the "ADDITIONAL SHARES" and, collectively with the Conversion Shares, the "INTERNET SHARES") such that the number of Additional Shares issued to Group would equal 49.0% of the shares of Internet Common Stock issued and outstanding immediately following consummation of the Share Exchange, assuming for these purposes that there are no stock options, warrants or other rights then outstanding to acquire shares of Internet Common Stock other than (A) options granted under the 1995 Non-Employee Director Stock


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


     Option Plan or the 1996 Incentive Stock Plan, respectively, of Internet to acquire not more than 335,000 shares of Internet Common Stock in the aggregate, (B) options granted to three persons previously identified to Group to acquire not more than 34,000 shares of Internet Common Stock in the aggregate and (C) the Note, and without taking into account the issuance of any shares of Internet Common Stock after the date of this letter and on or before the Second Closing Date pursuant to the exercise of any of such stock options, warrants or other rights, including, without limitation, the issuance of the Conversion Shares pursuant to the conversion of the Note;

                       (3) such representations and warranties by each party, as are appropriate for the Transactions, including, without limitation, representations and warranties regarding corporate existence and power, authorization, approvals and consents, binding effect, financial information, financial condition, absence of defaults under outstanding debt instruments (with respect to which waivers have not been obtained), absence of certain changes or events, taxes, litigation, compliance with laws, licenses, employee matters, labor disputes, subsidiaries, property, equipment, leases, proprietary rights (including, with respect to Internet, all necessary rights to the use of the name "Internet" in the State of Colorado), insurance, liens and encumbrances, debt, capitalization, environmental matters, books and records, material contracts, misstatements and omissions, documents filed by Internet with the Securities and Exchange Commission, the approval of the boards of directors, shareholders and creditors of the respective parties, the absence of other merger agreements and other agreements with respect to Business Combination Transactions (as defined below), the absence of fees for brokers and finders and continuing representations and warranties;

                       (4) such covenants of each party as are appropriate for the Transactions, including, without limitation, (A) a covenant not to solicit Business Combination Transactions, consistent with Section 3(a)(2),
     (B) a covenant by Internet, upon consummation of the Share Exchange, to increase the size of its board of directors from four to seven and to cause three individuals designated by Group to be elected as directors of Internet to serve until the next annual meeting of shareholders of Internet, (C) additional affirmative covenants of each party, as applicable, requiring the maintenance of records, maintenance of properties, conduct of business, maintenance of insurance, compliance with laws, payment of taxes, reporting of specified information to the other party, reservation by Internet of the Internet Shares to be issued pursuant to the Transaction Documents, qualification by Internet of the Internet Shares for inclusion in the National Association of Securities Dealers Automated Quotations/Small Cap Market ("NASDAQ/SMALL CAP MARKET"), maintenance of existence, compliance with laws, use of best efforts to complete the Transactions, coordination of publicity regarding the Transactions, maintenance of confidentiality of information and further assurances, (D) negative covenants of each party, as applicable and subject to certain transactions undertaken in the ordinary course of business, with respect to amendment of charter documents, issuance of securities, creation of liens and encumbrances, incurrence of debt, restricted payments, investments, merger agreements or agreements with respect to other business combinations, leases, disposing of assets, transactions with affiliates, accounting changes, disposing of capital stock of a subsidiary, compensation of executive officers, union contracts, settling or compromising tax liabilities, settling litigation, delisting securities of Internet from NASDAQ/Small Cap Market, amending any of the Transaction Documents without the prior approval of the other party and imposing limitations on the rights enjoyed by Group as a shareholder of Internet after the Share Exchange; and

                       (5) such conditions precedent to the closing of the transactions of the First Closing Date (collectively, the "FIRST CLOSING TRANSACTIONS") and on the Second Closing Date (collectively, the "SECOND CLOSING TRANSACTIONS") as are appropriate for the Transactions, including, without limitation, satisfaction of each party with the terms and conditions of the other Transaction Documents, receipt of all necessary approvals and consents from the shareholders and creditors of the respective parties, governmental authorities and other persons, the absence of pending or threatened actions that would restrict in any material respect or prohibit the consummation of the First Closing Transactions or the Second Closing Transactions, the determination that the Share Exchange will be characterized as a tax-free reorganization under Section 368(a)(1)(A) or 368(a)(1)(B) of the Internal Revenue Code of 1986, as amended, the absence of any violation or default with respect to any regulation of any governmental body by any of the parties or their respective subsidiaries, the continued accuracy and correctness of the representations and warranties of each party as contained in the Transaction Documents, the performance by each party of its obligations under the Transaction Documents, the delivery of certificates from appropriate officers of the respective parties as are appropriate for the Transactions, the delivery of opinions of counsel for each party acceptable to the other party in its sole discretion and the satisfaction of other conditions or appropriate for the Transactions.

               (b) REGISTRATION RIGHTS AGREEMENT. Internet and Group will undertake to negotiate the definitive terms of, and if they reach agreement will enter into on the First Closing Date, a registration rights agreement (the "REGISTRATION RIGHTS AGREEMENT") pursuant to which Group and its successors and assigns will have the right on five occasions, commencing on the second anniversary of the First Closing Date, to cause Internet to register the Internet Shares for sale under the Securities Act of 1933, as amended (the "SECURITIES ACT"), and, commencing on the first anniversary of the First Closing Date, to cause Internet to include the Internet Shares in any registration statement filed under the Securities Act offering any other shares of Internet Common Stock.

          2. RECOMMENDATIONS. The Company, acting through its Board of Directors, shall, in accordance with applicable law, as soon as practicable following the execution and delivery of this letter (1) duly call, give notice of, convene and hold the annual meeting of its shareholders or a special meeting thereof (such meeting, including any adjournments thereof, the "SHAREHOLDERS MEETING") for the purpose, among other things, of considering and taking action with respect to the Transaction Documents and Transactions and prepare and file with the Securities and Exchange Commission a proxy statement (such proxy statement including the form of proxy and all such other materials distributed in connection therewith, as amended or supplemented from time to time, the "PROXY STATEMENT"), (2) use its best efforts (A) to obtain

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and furnish the information required to be included by it in the Proxy Statement and, after consultation with Group, respond promptly to any comments made by the Securities and Exchange Commission with respect to the Proxy Statement and any preliminary version thereof and cause the Proxy Statement to be mailed to its shareholders at the earliest practicable time following the execution and delivery of the Share Exchange Agreement and (B) to solicit proxies in favor of the Transaction Documents and the Transactions and otherwise obtain the approval by its shareholders of the Transaction Documents and the Transactions and (3) cause the Proxy Statement and the distribution thereof to comply in all material respects with the Exchange Act and ensure that the Proxy Statement will not, at the date the Proxy Statement (or any amendment thereof or supplement thereto) is first mailed to shareholders and at the time of the Shareholders Meeting, be false or misleading with respect to any material fact, or omit to state any material fact required to be stated therein or necessary in order to make the statements made therein, in the light of the circumstances under which they are made, not misleading or necessary to correct any statement in any earlier communication with respect to the solicitation of proxies for the Shareholders Meeting which has become false or misleading. The Company shall include in the Proxy Statement the recommendations (the "RECOMMENDATIONS") of its Board of Directors that holders of Internet Common Stock vote in favor of the approval of the Transaction Documents and the Transactions.

          3. REPRESENTATIONS AND WARRANTIES. Each of Internet and Group represents and warrants, with respect to itself only, as follows (Internet or Interwest, as the case may be, being referred to below as a "REPRESENTING PARTY"):

               (a) EXISTENCE AND POWER. The representing party (A) is a corporation duly incorporated, validly existing and in good standing under the laws of the state of its incorporation, (B) has all necessary corporate power and authority and all material licenses, authorizations, consents and approvals required to own, lease, license or use its properties now owned, leased, licensed or used and proposed to be owned, leased, licensed or used and to carry on its business as now conducted and proposed to be conducted, (C) is duly qualified as a foreign corporation under the laws of each jurisdiction in which both (i) qualification is required either (x) to own, lease, license or use its properties now owned, leased, licensed or used and proposed to be owned, leased, licensed or used or (y) to carry on its business as now conducted and proposed to be conducted and (ii) the failure to be so qualified could materially and adversely affect either or both of (x) its business, properties, operations, prospects or condition (financial or otherwise) and (y) its ability to perform its obligations under this letter and (iv) has all necessary corporate power and authority to execute and deliver this letter.

               (b) AUTHORIZATION; CONTRAVENTION. The execution and delivery of this letter and the performance by the representing party of its obligations under this letter have been duly authorized by all necessary corporate action and do not and will not (i) contravene, violate, result in a breach of or constitute a default under, (A) its articles of incorporation or its bylaws, (B) any law or regulation or any decision, ruling, order or award of any arbitrator by which the representing party or any of its properties may be bound or affected, or (C) any agreement, indenture or other instrument to which it is a party or by which it or its properties may be bound

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or affected or (ii) result in or require the creation or imposition of any lien on any property now owned or hereafter acquired by it.

               (c)  BINDING EFFECT.  This letter, to the extent provided in
Section 9, is the legally valid and binding obligation of the representing party, enforceable against it in accordance with its terms, except as may be limited by bankruptcy, insolvency, reorganization, moratorium or other laws relating to or affecting creditors' rights generally and general principles of equity, including, without limitation, concepts of materiality, reasonableness, good faith and fair dealing and the possible unavailability of specific performance or injunctive relief, regardless of whether considered in a proceeding in equity or at law.

          4.   COVENANTS.

               (a) PRIOR TO EXECUTION OF SHARE EXCHANGE AGREEMENT. Prior to the execution and delivery of the Share Exchange Agreement, and thereafter to the extent provided therein, Internet shall do the following and Group shall cause Interwest to do the following (Internet or Interwest, as the case may be, being referred to below as a "COVENANTING PARTY"):

                    (1) CONDUCT OF BUSINESS. Except as contemplated by this letter, the covenanting party and its subsidiaries shall conduct their respective businesses only in the ordinary course, and the covenanting party and its subsidiaries shall not take any action except in the ordinary course, except that a covenanting party may undertake certain acquisitions previously identified by the covenanting party to the other party. No additional equity securities or stock options, warrants or other rights to purchase equity securities of the covenanting party or any of its subsidiaries will be issued or granted after the date hereof. Without the approval of the other party, the covenanting party shall not and shall cause its subsidiaries not to adopt or amend any bonus, profit sharing, compensation, severance, termination, stock option, stock appreciation right, restricted stock, pension, retirement, employment or other employee benefit agreement, trust, plan or other arrangement for the benefit or welfare of any director, officer or, other than in the ordinary course of business, any other employee, or increase in any manner the compensation or fringe benefits of any director, officer or, other than in the ordinary course of business, any other employee of the covenanting party or any of its subsidiaries or pay any benefit not required by any existing agreement or place any assets in any trust for the benefit of employees or directors.

                    (2) NO SOLICITATION. The covenanting party and its subsidiaries shall not, and the covenanting party and its subsidiaries shall not authorize or permit any of its officers, directors, shareholders or employees or any financial advisor, attorney, accountant or other representative retained by it to,

                       (A) solicit, initiate or encourage (including, without limitation, by way of furnishing information) any inquiry or the making of any proposal to the covenanting party or its shareholders from any person (other than (x) the other party or an affiliate of, or any person acting in concert with, the other party and (y) the persons previously identified by the covenanting party to the other party) which constitutes, or may reasonably be expected to lead to, in each case whether in one transaction or in a series of transactions (other than the Transactions), (i) an acquisition from the covenanting party or its shareholders of any equity securities of any of the covenanting party and its subsidiaries, (ii) any acquisition of a substantial amount of assets of any of the covenanting party and its subsidiaries, (iii) a merger or consolidation of any of the covenanting party and its subsidiaries or (iv) any tender offer (including a self-tender offer) or exchange offer, recapitalization, liquidation, dissolution or similar transaction involving any of the covenanting party and its subsidiaries or any other transaction the consummation of which would or could reasonably be expected to impede, interfere with, prevent or materially delay the conclusion of any of the Transactions or which would or could reasonably be expected to materially reduce the benefits to the other party of the Transactions (collectively, "BUSINESS COMBINATION TRANSACTIONS") or agree to or endorse any Business Combination Transaction; or

                       (B) enter into or participate in any discussions or negotiations regarding any of the foregoing, or furnish to any other person any information with respect to the business, properties, operations, prospects or conditions (financial or otherwise) of the covenanting party and its subsidiaries or any of the foregoing, or otherwise cooperate in any way with, or assist or participate in, facilitate or encourage, any effort or attempt by any other person to do or seek any of the foregoing.

     Each of Internet and Interwest has advised each of its directors of the obligations of the covenanting party under this Section 3(a)(2), and each of its directors has agreed to comply with such obligations.

               (b) PRIOR TO THE CLOSING DATE. Prior to the Closing Date, each party shall obtain such consents from its shareholders, creditors, governmental authorities and other persons with respect to the Transaction Documents and the Transactions as the parties determine to be appropriate.

          5. COOPERATION. Each party shall, subject to Section 9, (a) cooperate with the other party to the fullest extent in negotiating, preparing and executing the Transaction Documents and any related agreements and other necessary documentation, obtaining all necessary consents from third parties and complying with all regulatory requirements and (b) take, or cause to be taken, all action, and to do, or cause to be done, and to cooperate with the other party in doing, all things necessary, proper or advisable under applicable law and regulations to make the Transactions effective in the most expeditious manner practicable. Internet shall, and Group shall cause Interwest to, permit reasonable access to their respective properties and personnel and property and personnel of their respective subsidiaries and make available to the other party and its agents and advisors all books, papers and records relating to their and their respective subsidiaries' operations, assets, obligations and liabilities.

          6. PUBLIC ANNOUNCEMENTS. Each party shall consult with each other party before issuing any press release or otherwise making any public statements with respect to the

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Transactions and shall not issue any such press release or make any such public statement prior to such consultation, except as may be required by law or by obligations pursuant to any listing agreement with the National Association of Securities Dealers, Inc.

          7.  EXPENSES AND FEES.

               (a)  EXPENSES.   Except as otherwise provided in this Section 7,
whether or not the Transactions are concluded, all costs and expenses incurred in connection with the Transaction Documents and the Transactions shall be paid by the party incurring such expenses. Notwithstanding the foregoing, the costs and expenses of preparing and distributing the Proxy Statement and obtaining and complying with the antitrust requirements of any governmental body shall be paid by Internet.

               (b) SUBSEQUENT EVENT FEE. If a Subsequent Event (as defined below) occurs on or before the 90th day after the date of this letter with respect to Interwest or Internet (the "RESPONSIBLE PARTY") or their respective subsidiaries, then the responsible party shall pay to the other party $400,000 promptly following the public announcement of such Subsequent Event. For purposes of this letter, "SUBSEQUENT EVENT" means any of the following, in each case whether or not any party shall have executed and delivered, or exercised any rights or performed any obligations under, any of the Transaction Documents:

                       (1) the responsible party or any of its subsidiaries, without having received the prior written consent of the other party, shall have entered into an agreement with respect to a Business Combination Transaction, or the board of directors of the responsible party shall have recommended that its shareholders approve or accept any Business Combination Transaction;

                       (2) the responsible party or any of its subsidiaries, without having received the prior written consent of the other party, shall have authorized, recommended, proposed or publicly announced its intention to authorize, recommend or propose, an agreement with respect to a Business Combination Transaction with any person other than the other party or an affiliate of the other party;

                       (3) any person other than the other party or any affiliate of the other party (or any person that beneficially owns more than 30% of the shares of capital stock of the responsible party on the date of this letter) shall have acquired beneficial ownership or the right to acquire beneficial ownership of 30% or more of the shares of capital stock of the responsible party then issued and outstanding; or

                       (4) any person other than the other party or an affiliate of the other party shall have proposed a Business Combination Transaction (A) that the board of directors of the responsible party determines in its good faith judgment is more favorable to the responsible party's shareholders than the Transactions and (B) as a result of which the board of directors of the responsible party concludes in good faith that termination of the Transaction Documents is necessary or appropriate in order for the board of directors of the responsible party to act in a manner which is consistent with its fiduciary obligations under applicable law.

               (c) FEES FOR BROKERS AND FINDERS. Each party represents and warrants to the other party that it has not authorized any person to act as financial advisor, broker, finder or other intermediary that might be entitled to any fee, commission, expense reimbursement or other payment of any kind from any person upon the conclusion of or in connection with any of the Transactions.

          8. TERMINATION. Other than the obligations set forth in Section 7, each of which shall survive any termination or expiration, this letter may be terminated, the respective undertakings of the parties hereunder and the transactions contemplated hereby may be abandoned or terminated at any time by any party upon written notice to the other party with respect thereto.

          9. INTENT. This letter merely constitutes a statement of the mutual intentions of the parties and does not contain all matters upon which agreement must be reached for the proposed transactions to be consummated and, therefore, does not constitute a binding commitment with respect to the proposed transactions themselves. This letter also does not create a duty on the part of either party to negotiate in good faith toward a binding contract, and may not be relied upon by either party as the basis for a contract by estoppel or otherwise, but rather evidences a non-binding expression of good faith intention to endeavor, without obligation, to negotiate mutually agreeable Transaction Documents. A binding commitment with respect to the proposed transactions contemplated by the Transaction Documents will result only from execution of each such Transaction Document, subject to the conditions expressed therein. Neither party shall have any obligation with respect to any of the transactions contemplated by such Transaction Documents unless and until each of such Transaction Documents is satisfactory to each party thereto, as conclusively evidenced by the execution and delivery thereof by such party. Notwithstanding the two preceding sentences of this paragraph, upon acceptance hereof as described below, the provisions of Sections 2, 3, 4, 5, 6, 7, 8 and this Section 9 shall be legally binding and the provisions of Section 7 shall survive any termination of this letter unless and until they are superseded by the Transaction Documents.

          10.  OTHER PROVISIONS.

               (a) This letter may be executed in two or more counterparts, each of which shall be deemed to be an original, but all of which shall constitute one and the same agreement.

               (b) This letter will be governed by and construed in accordance with the internal laws of the State of Colorado.

               (c) All matters referred to herein are subject to and conditioned upon compliance with all applicable laws.

               (d) Each party acknowledges that it has been represented by counsel in connection with this letter and the transactions contemplated by this letter. Accordingly, any rule of law or any legal decision that would require interpretation of any claimed ambiguities in this letter against the party that drafted this letter has no application and is expressly waived.

               (e) If any provision of this letter is determined to be invalid, illegal or unenforceable, the remaining provisions of this letter to the extent permitted by law shall remain in full force and effect, PROVIDED that the economic and legal substance of the transactions contemplated by this letter are not affected in any manner materially adverse to any party. In event of any such determination, the parties agree to negotiate in good faith to modify this letter to fulfill as closely as possible the original intents and purposes hereof. To the extent permitted by law, the parties hereby to the same extent waive any provisions of law that renders any provision hereof prohibited or unenforceable in any respect.

               (f) This letter embodies the entire agreement and understanding of the parties and supersedes all prior agreements or understandings with respect to the subject matter of this letter.

               (g) Each party waives any right to a trial by jury in any action to enforce or defend any right under this letter and agrees that any action shall be tried before a court and not before a jury.


                              --------------------

          If this letter reflects your understanding, please so signify on the enclosed copy of this letter and return it to us at the above address by 5:00 p.m., Denver time, on May 14, 1996.

                         INTERWEST GROUP, INC.



                         By      /s/ JOHN M. COUZENS
                              -------------------------
                              Name:     John M. Couzens
                              Title:    Attorney-in-Fact


AGREED:

INTERNET COMMUNICATIONS CORPORATION



By:      /s/ THOMAS C. GALLEY
     ----------------------------
     Name:     Thomas C. Galley
     Title:    Chairman & President


Date:     May 14, 1996


                                       S-1